                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         AutoBond Acceptance Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    052918109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)                 Page 1 of 5 pages

-----------------------------                           -----------------------
CUSIP NO. 052918109                    13G                    PAGE 2 OF 5 PAGES
         ------------------                                        --   --
-----------------------------                           -----------------------


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John S. Winsauer
          ###-##-####
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF               1,225,688
          SHARES           -----------------------------------------------------
       BENEFICIALLY        6     SHARED VOTING POWER
         OWNED BY
           EACH            -----------------------------------------------------
         REPORTING         7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                  1,225,688
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          1,225,688
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          18.8%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------




SEC 1745 (2-95)                 Page 2 of 5 pages

Item 1(a)       Name of Issuer - AutoBond Acceptance Corporation
---------       --------------



Item 1(b)       Address of Issuer's Principal Executive Offices
---------       -----------------------------------------------
                301 Congress Avenue
                Austin, Texas 78701


Item 2(a)       Name of Person Filing
---------       ---------------------
                John S. Winsauer



Item 2(b)       Address of Principal Business Office or, if none, Residence
---------       -----------------------------------------------------------
                301 Congress Avenue
                Austin, Texas 78701



Item 2(c)       Citizenship
---------       -----------
                United States



Item 2(d)       Title of Class of Securities
---------       ----------------------------
                Common Stock, No par value per share


Item 2(e)       CUSIP Number
---------       ------------
                052918109

Item 3          This statement is not being filed pursuant to Rule 13d-1(b),
------          or 13d-2(b).


Item 4          Ownership (December 31, 1996):
------          ---------
                (a)    Amount Beneficially Owned:  ............ 1,225,688 Shares

                (b)    Percent of Class: ................................. 18.8%

                (c) John S. Winsauer has sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, all such shares.






SEC 1745 (2-95)                Page 3 of 5 pages

Item 5         Ownership of Five Percent or Less of a Class:
------         ---------------------------------------------
                      Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
------         ----------------------------------------------------------------
                      Not applicable

Item 7         Identification and Classification of the Subsidiary which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------
                      Not applicable

Item 8         Identification and Classification of Members of the Group:
------         ----------------------------------------------------------
                      Not applicable

Item 9         Notice of Dissolution of Group:
------         -------------------------------
                      Not applicable


Item 10               Certification
-------               -------------
                      Not applicable









SEC 1745 (2-95)                 Page 4 of 5 pages

                                    Signature

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                                       February 14, 1997
                                   -----------------------------------
                                                     Date

                                       /s/ John S. Winsauer
                                   -----------------------------------
                                                   Signature

                                   John S. Winsauer / Secretary and Director
                                   -----------------------------------------
                                                  Name/Title







SEC 1745 (2-95)                 Page 5 of 5 pages